SUB-ITEM 77K
Changes in registrants certifying accountant


Nuveen California Municipal Bond Fund,
Nuveen California High Yield Municipal Bond Fund
Nuveen Connecticut Municipal Bond Fund
Nuveen Massachusetts Municipal Bond Fund
Nuveen New Jersey Municipal Bond Fund
Nuveen New York Municipal Bond Fund, each a series of

Nuveen Multistate Trust II the ( Trust )
811-07755

On February 4, 2016, the Board of Trustees of the above-referenced Funds, upon recommendation of the Audit Committee, engaged
KPMG LLP ( KPMG ) as the independent registered public accounting firm to the Funds. PricewaterhouseCoopers LLP
( PricewaterhouseCoopers ) was dismissed upon completion of their services related to the February 29, 2016 audits and the Board of Trustees of the above-referenced Funds, engaged KPMG as the independent registered public accounting firm to each Fund effective March 1, 2016.

PricewaterhouseCoopers reports on Nuveen California High Yield Municipal Bond Fund, Nuveen California Municipal Bond Fund,
Nuveen Connecticut Municipal Bond Fund, Nuveen Massachusetts Municipal Bond Fund, Nuveen New Jersey Municipal Bond Fund and
Nuveen New York Municipal Bond Fund (collectively the Funds ) as of February 29, 2016 and February 28, 2015 and for the two years then ended contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal years ended February 29, 2016 and February 28, 2015, and during the period from the end of the most recently completed fiscal year through April 27, 2016 (the date of issuance of the Funds February 29, 2016 financial statements), there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements.

The Registrant has requested that PricewaterhouseCoopers furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit to Sub Item 102J for this Trust.